   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1997

                                                 REGISTRATION NO. 333-28035
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------

               PRE-EFFECTIVE AMENDMENT NO. 1 TO THE FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                              LIFE FINANCIAL CORP.
  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CERTIFICATE OF INCORPORATION)

                               ----------------

            DELAWARE                                   6035                        APPLIED FOR
  (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION    (IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)                  CODE NUMBER)                 IDENTIFICATION NO.)

                                4115 TIGRIS WAY
                          RIVERSIDE, CALIFORNIA 92503
                                 (800) 448-2265
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                 DANIEL L. PERL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              LIFE FINANCIAL CORP.
                                4115 TIGRIS WAY
                          RIVERSIDE, CALIFORNIA 92503
                                 (800) 448-2265
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:

    JOSEPH G. PASSAIC, JR., ESQUIRE             ROGER M. COHEN, ESQUIRE
       MARY M. SJOQUIST, ESQUIRE                ETHAN D. FEFFER, ESQUIRE
       GEOFFREY W. RYAN, ESQUIRE             BROBECK PHLEGER & HARRISON LLP
      MULDOON, MURPHY & FAUCETTE            4675 MACARTHUR COURT, SUITE 1000
      5101 WISCONSIN AVENUE, N.W.           NEWPORT BEACH, CALIFORNIA 92660
        WASHINGTON, D.C. 20016                       (714) 752-7532
            (202) 362-0840
                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                             PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF       AMOUNT         MAXIMUM        MAXIMUM
    SECURITIES TO BE          TO BE       OFFERING PRICE   AGGREGATE    REGISTRATION
       REGISTERED         REGISTERED (1)    PER SHARE    OFFERING PRICE     FEE
------------------------------------------------------------------------------------
Common Stock $.01 par
 value.................  2,875,000 Shares     $12.00      $34,500,000    $10,455(1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1)The registration fee of $10,455 was previously paid upon the payment of $16,601 at the time of the filing of the Registrant's Form S-1 on January 27, 1997 (SEC File No. 333-20497) and the additional payment of $5,533 at the time of filing of Pre-Effective Amendment No. 1 to the Form S-1 filed on March 27, 1997 for an aggregate amount paid of $22,134.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)

  The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Company in connection with the shares of Common Stock being registered.

   SEC registration fee(1)........................................... $ 22,134
   NASD filing fee(1)................................................    5,978
   OTS Filing fee(1).................................................    2,000
   Nasdaq Listing Fee(1).............................................   32,700
   Blue Sky qualification fees and expenses..........................   15,000
   Legal fees and expenses...........................................  400,000
   Accounting fees and expenses......................................  300,000
   Marketing fees, selling commissions, and underwriter's expenses
    (including counsel fees).........................................   46,000
   Transfer agent fees and expenses..................................   10,000
   Printing, postage and mailing.....................................  100,000
   Certificate printing..............................................    5,000
   Telephone, temporary help and other equipment.....................   10,000
   Miscellaneous.....................................................   11,188
                                                                      --------
     Total........................................................... $960,000
                                                                      ========

--------

(1) Actual expenses. SEC registration fees are based upon the registration of 6,086,716 shares at $12.00 per share. NASD filing fees, OTS filing fees and Nasdaq listing fees are based on the registration of the aggregate of 6,086,716 shares offered both hereby and pursuant to the Company's Registration Statement on Form S-4 filed in connection with the holding company reorganization of Life Savings Bank, Federal Savings Bank. All other expenses are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

  Tenth:

    A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

    B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

    C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

    D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

    E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

    F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

  Eleventh:

    A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

    Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Life Savings Bank, Federal Savings Bank (the "Bank") sold in a private placement completed on August 13, 1996 448,500 shares of common stock, $8.00 stated value (the "Private Placement"). Friedman, Billings, Ramsey & Co., Inc. was the placement agent for the Private Placement. The aggregate offering price was $4,036,000, with aggregate placement fees of $282,520. The securities were offered and sold without registration pursuant to exemptions from the registration requirements set forth in Sections 3(a)(5) and/or 4(2) of the Securities Act, and Rule 506 of Regulation D of the Rules and Regulations promulgated thereunder. In addition, the Private Placement was exempt as a non-public offering from the offering circular delivery requirements set forth in Part 563g of the Rules and Regulations of the Office of Thrift Supervision ("OTS") based on incorporation in such OTS Rules and Regulations of the private offering exemption in Section 4(2) of the Securities Act. The issuer, Life Savings Bank, Federal Savings Bank, is a federally-chartered savings bank. Further, the securities were sold to 21 accredited investors. No securities were sold to non-accredited investors.

  The Bank sold in a private placement completed March 14, 1997 subordinated debentures (the "Debentures") in the aggregate principal amount of $10 million pursuant to a Debenture Purchase Agreement. The Debentures will mature on March 15, 2004 and bear interest at a rate of 13.2% per annum, payable semi-annually. Friedman, Billings, Ramsey & Co., Inc. was the placement agent for the private placement of the Debentures, and received placement fees of $325,000. The Debentures were offered and sold without registration pursuant to exemptions from the registration requirements set forth in Section 3(a)(5) and/or 4(2) of the Securities Act, and Rule 506 of Regulation D of the Rules and Regulations promulgated thereunder. In addition, the private placement of the Debentures is exempt as a non-public offering from the offering circular delivery requirements set forth in Part 563g of the Rules and Regulations of the OTS based on incorporation in such OTS Rules and Regulations of the private offering exemption in Section 4(2) of the Securities Act. The issuer, Life Savings Bank Federal, Savings Bank is a federally-chartered savings bank. Further, the Debentures were sold to 12 accredited investors. No Debentures were sold to non-accredited investors.

  Ten shares of Common Stock of the Company were sold to the Bank at a cost of $1.00 per share to facilitate the Reorganization of the Bank into a holding company structure. The shares were sold on the condition that such shares will be cancelled upon the effectiveness of the Reorganization and at that time will no longer be deemed to be issued or outstanding for any purpose.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

  (a) List of Exhibits (filed herewith unless otherwise noted)

 1.1  Form of Underwriting Agreement
 2.1  Agreement and Plan of Reorganization*
 3.1  Certificate of Incorporation of Life Financial Corp.*
 3.2  Bylaws of Life Financial Corp.*
 4.0  Specimen Stock Certificate of Life Financial Corp.*
 4.1  Life Savings Bank, Federal Savings Bank Debenture Purchase Agreement*
 5.0 Opinion of Muldoon, Murphy & Faucette regarding legality of the securities to be registered**
 5.1  Opinion of Morris, Nichols, Arsht & Tunnell regarding certain matters of
      Delaware law**
 8.0  Opinion of Muldoon, Murphy & Faucette regarding Federal Tax Matters*
 8.1  Opinion of Deloitte & Touche LLP regarding State Tax Matters*
 10.1 Letter Agreement between Life Savings Bank, Federal Savings Bank and
      Daniel L. Perl*
 10.2 Form of Employment Agreement between Life Financial Corp. and Daniel L.
      Perl*
 10.3 Form of Employment Agreement between Life Savings Bank, Federal Savings
      Bank and Daniel L. Perl*
 10.4 Life Savings Bank, Federal Savings Bank 1996 Stock Option Plan*
 10.5 Form of Life Financial Corp. 1997 Stock Option Plan*
 10.6 Form of Life Financial Corp. Employee Stock Ownership Plan*
 10.7 Form of Life Financial Corp. Employee Stock Purchase Plan*
 10.8 Master Loan and Security Agreement between Life Savings Bank, Federal
      Savings Bank and Morgan Stanley Mortgage Capital, Inc.
 16.1 Letter from Grant Thornton LLP regarding change in certifying accountant*
 16.2 Letter from Price Waterhouse LLP regarding change in certifying accountant*
 23.1 Consent of Grant Thornton LLP**
 23.2 Consent of Price Waterhouse LLP**
 23.3 Consent of Deloitte & Touche LLP**
 23.4 Consent of Muldoon, Murphy & Faucette**
 23.5 Consent of Morris, Nichols, Arsht & Tunnell**
 24.1 Powers of Attorney**

--------

* Incorporated herein by reference to Exhibits of the same number from the Company's Registration Statement on Form S-4 (filed initially as Form S-1), filed on January 27, 1997, as amended on March 27, 1997, and as further amended on May 29, 1997 and June 11, 1997 (SEC File No. 333-20497).

** Previously filed.

  (b) Financial Statement Schedules

    All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on June 12, 1997.

LIFE FINANCIAL CORP.

By  /s/ Daniel L. Perl
  -------------------------------------------------
    Daniel L. Perl
    President, Chief Executive Officer and Director

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      NAME                                TITLE                DATE
                                                President, Chief
                                                Executive Officer and
                                                Director (principal
 /s/ Daniel L. Perl                             executive officer)         June 12, 1997
-------------------------------------------
Daniel L. Perl

                                                Executive Vice
                                                President--Chief
                                                Financial Officer,
                                                Treasurer and Secretary
                                                (principal financial and
 /s/ L. Bruce Mills, Jr.                        accounting officer)        June 12, 1997
-------------------------------------------
L. Bruce Mills, Jr.

                                                Chairman of the
                       *                        Board of Directors         June 12, 1997
-------------------------------------------
Ronald G. Skipper

                       *                        Director                   June 12, 1997
-------------------------------------------
Richard C. Caldwell

                       *                        Director                   June 12, 1997
-------------------------------------------
John D. Goddard

                       *                        Director                   June 12, 1997
-------------------------------------------
Milton E. Johnson

--------

*  Pursuant to a Power of Attorney dated May 29, 1997 and filed as Exhibit
   24.1 with the Commission on May 29, 1997.

/s/ Daniel L. Perl                                 June 12, 1997
----------------------------------------------------------------

Daniel L. Perl

                                 EXHIBIT INDEX

LIST OF EXHIBITS (FILED HEREWITH UNLESS OTHERWISE NOTED)

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
 1.1     Form of Underwriting Agreement
 2.1     Agreement and Plan of Reorganization*
 3.1     Certificate of Incorporation of Life Financial Corp.*
 3.2     Bylaws of Life Financial Corp.*
 4.0     Specimen Stock Certificate of Life Financial Corp.*
 4.1     Life Savings Bank, Federal Savings Bank Debenture Purchase Agreement*
 5.0     Opinion of Muldoon, Murphy & Faucette regarding legality of the securities to be registered**
 5.1     Opinion of Morris, Nichols, Arsht & Tunnell regarding certain matters of Delaware law**
 8.0     Opinion of Muldoon, Murphy & Faucette regarding Federal Tax Matters*
 8.1     Opinion of Deloitte & Touche LLP regarding State Tax Matters*
 10.1    Letter Agreement between Life Savings Bank, Federal Savings Bank and
         Daniel L. Perl*
 10.2    Form of Employment Agreement between Life Financial Corp. and Daniel
         L. Perl*
 10.3    Form of Employment Agreement between Life Savings Bank, Federal
         Savings Bank and Daniel L. Perl*
 10.4    Life Savings Bank, Federal Savings Bank 1996 Stock Option Plan*
 10.5    Form of Life Financial Corp. 1997 Stock Option Plan*
 10.6    Form of Life Financial Corp. Employee Stock Ownership Plan*
 10.7    Form of Life Financial Corp. Employee Stock Purchase Plan*
 10.8    Master Loan and Security Agreement between Life Savings Bank, Federal
         Savings Bank and Morgan Stanley Mortgage Capital, Inc.+
 16.1    Letter from Grant Thornton LLP regarding change in certifying accountant*
 16.2    Letter from Price Waterhouse LLP regarding change in certifying accountant*
 23.1    Consent of Grant Thornton LLP**
 23.2    Consent of Price Waterhouse LLP**
 23.3    Consent of Deloitte & Touche LLP**
 23.4    Consent of Muldoon, Murphy & Faucette**
 23.5    Consent of Morris, Nichols, Arsht & Tunnell**
 24.1    Powers of Attorney**

--------

* Incorporated herein by reference to Exhibits of the same number from the Company's Registration Statement on Form S-4 (filed initially as Form S-1), filed on January 27, 1997, as amended on March 27, 1997, and as further amended on May 29, 1997 and June 11, 1997 (SEC File No. 333-20497).

** Previously filed.